UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2016

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit C1, Ground Floor, Koon Wah Bldg. No.2 Yuen Shun Circuit, Yuen Chau Kok Shatin, New Territories, Hong Kong SAR
(Address of principal executive offices)

+ 852-3151-3800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry Into a Material Definitive Agreement

On April 21, 2016, Entertainment Gaming Asia Inc. (“the Company”) entered into a binding letter of intent (“LOI”) with Gaming Partners International Corporation (“GPIC”) to sell the assets of the Company’s wholly-owned Hong Kong subsidiary, Dolphin Products Limited (“Dolphin”), to GPIC. Dolphin is a leading manufacturer and distributor of RFID and traditional gaming chips and plaques under the Dolphin brand to major casinos in Asia and Australia.

Under the terms of the LOI, GPIC will acquire the assets of Dolphin including fixed assets, raw materials and inventory, and intellectual property for an estimated cash purchase price of approximately $5.9 million, subject to physical inventory counts at closing. The purchase price will be paid out in installments over a 24-month period after closing. In addition, GPIC will make earn out payments to the Company over the next five years based on a varying percentage of net revenues on certain select sales to specific Asian-based casinos. The asset sale represents Dolphin’s and the Company’s exit from the table game equipment business and, as part of the transaction, Dolphin and the Company will each agree not to engage in the manufacture of table game equipment in competition with GPIC.

The Company anticipates negotiating a definitive asset purchase agreement to effect the transaction consistent with the terms of the LOI and closing the transaction in May 2016. However, there is no guarantee the transaction will be consummated.

The Company announced this transaction in a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits	Method of Filing

The following exhibit is filed with this report:

Exhibit 10.1	Press Release Announcing Entrance into Binding Letter of Intent to Sell Dolphin Assets to Gaming Partners International Corporation issued on April 22, 2016	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: April 22, 2016	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer